Exhibit 3.38

[Illegible Stamp]

June 26 2008

Corporations Section

STATE OF TEXAS

CERTIFICATE OF FORMATION

OF

WINDSTREAM COMMUNICATIONS TELECOM, LLC

First.	The name of the limited liability company is Windstream Communications Telecom, LLC, a Texas limited liability company.

Second.	The purpose of the company is to engage in communication services and any other lawful purpose in which a Texas limited liability company may engage.

Third.	The period of existence of the company is perpetual.

Fourth.	The address of the company’s registered office in the State of Texas is 350 North St. Paul Street, Dallas, Texas 75201. The name of its Registered agent at such address is CT Corporation System.

Fifth.	The company is being formed by the filing of a Certificate of Conversion for the following converting entity:

	Name: Address: Date of Formation: Prior form of organization: Jurisdiction of organization:	Windstream Communications Telecom, LP 4001 Rodney Parham Road Little Rock, AR 72212 December 31, 2002 Limited Partnership Texas

Sixth.	The company will have managers. The name and address of each initial manager are as follows:

	Francis X. Frantz 4001 Rodney Parham Road Little Rock, AR 72212	Jeffery R. Gardner 4001 Rodney Parham Road Little Rock, AR 72212

Seventh.	This Certificate of Formation shall become effective at 4:00 p.m. central time on June 30, 2008.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 16th day of June, 2008.

WINDSTREAM COMMUNICATIONS TELECOM, LLC

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel